Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Dynegy Inc.:

1.	Registration Statement (Form S-8 No. 333-141810 pertaining to various benefit plans including equity, savings and deferred compensation plans),
2.	Registration Statement (Form S-3 No. 333-141898),
3.	Registration Statement (Form S-3 No. 333-115148),
4.	Registration Statement (Form S-3 No. 333-66088),
5.	Registration Statement (Form S-3 No. 333-47532),
6.	Registration Statement (Form S-3 No. 333-31394), and
7.	Registration Statement (Form S-3 No 333-32036);

of our report dated February 26, 2009, except for the matters described in the Basis of Presentation section set forth in Note 1 related to the inclusion of Heard County in discontinued operations as further disclosed in Note 4 and the effects of the adoption of SFAS No. 160 as further disclosed in Note 5, as to which the date is September 28, 2009,  and except for the matter described in the Basis of Presentation section set forth in Note 1 related to the inclusion of the Arizona and the Bluegrass power generation facilities in discontinued operations as further disclosed in Note 4, as to which the date is November 5, 2009, with respect to the consolidated financial statements and schedules of Dynegy Inc. included in this Current Report (Form 8-K).

/s/  Ernst & Young LLP

Houston, Texas
November 5, 2009